Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into on March 11, 2009, but to be effective as of March 1, 2009 (the “Effective Date”), by and between Global Traffic Network, Inc., a Nevada corporation with a business office located at 880 Third Avenue, 6th Floor, New York, NY 10022 (the “Company”), and Gary L. Worobow (the “Employee”).
BACKGROUND
     A. The Company desires to employ Employee as the Company’s Executive Vice President, Business and Legal Affairs in accordance with the terms and conditions of this Agreement, and wishes to obtain reasonable protection against unfair competition from Employee following termination of employment and to protect itself against unfair competition and the use of its confidential business and technical information.
     B. Employee wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.
AGREEMENT
     Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment. The Company hereby employs Employee as the Company’s Executive Vice President, Business and Legal Affairs, and Employee hereby accepts such employment and agrees to serve the Company to the best of his ability, promoting the Company’s interests and business and devoting substantially all of his business time, energy and skill to such employment.
     2. Duties and Powers. During the Term (as defined below), and excluding any periods of vacation, sick, disability or other leave to which Employee may be entitled, Employee agrees to devote substantially all of Employee’s business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee pursuant hereto and under the Company’s bylaws as amended from time to time, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities. Also during the Term, Employee shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance of Employee’s employment duties or that will adversely affect, or reflect negatively upon, the Company. Employee shall perform such duties under the direction of, and shall report to, the Company’s Chief Executive Officer, President and Board of Directors (the “Board”) or a committee thereof. Employee shall comply with the Company’s policies and procedures; provided, however, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.
     3. Term. This Agreement, and Employee’s employment, appointment and position hereunder shall be effective as of the Effective Date. Subject to Section 16, this Agreement shall continue through June 30, 2012, or until earlier terminated as provided pursuant to Section 8 (such term is referred to herein as the “Term”). Unless otherwise terminated pursuant hereto, if Employee continues to be employed by the Company after the Term, then this Agreement shall be deemed to continue on a month-to-month basis until such time as Employee’s employment is terminated pursuant to Section 8.

     4. Salary.. The Company shall pay Employee an initial annualized salary of $250,000.00 per year through January 30, 2010. Employee’s annualized salary shall be subject to five percent (5%) annual increases commencing February 1, 2010. Payment of Employee’s salary shall be made in accordance with the Company’s normal payroll business practices.
     5. Bonus. The Company shall pay Employee a one time bonus on the Effective Date equal to $20,833.33. During the Term, Employee shall be eligible to receive an annual performance-based bonus (the “Bonus”) of up to 33 1/3 % of his salary for each of the Company’s fiscal years, commencing with the 2010 fiscal year. The amount of the Bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by the Board or the Compensation Committee thereof for the applicable fiscal year and will be contingent upon Employee remaining an active employee of the Company through the end of the applicable fiscal year. The Bonus, if any, for any fiscal year will be paid not later than the 15th day of the third month after the end of the calendar year in which the Bonus has been earned.
     6. Other Benefits. Employee shall be entitled to participate in or receive benefits under any employee-benefit plan made available by the Company in the future to its employees based in the United States (including without limitation medical, dental and life insurance benefits), subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Nonetheless, in its sole discretion the Company may amend or terminate any such employee-benefit plan providing benefits generally to its employees. Employee shall be entitled to an aggregate of four weeks of paid vacation in each calendar year. Notwithstanding the foregoing, unless and until the Company elects to provide its United States based employees (including Employee) with medical insurance, the Company shall pay Employee $1,000 per month in lieu providing Employee with such benefit.
     7. Reimbursement of Business Expenses. Upon presentation of appropriate receipts and/or vouchers, the Company shall reimburse Employee for bar dues, bar association membership dues, costs associated compliance with continuing legal education (CLE) requirements and other reasonable and necessary expenses he incurs in connection with the performance of his duties, in accordance with any and all Company’s policies and procedures governing such expenses.
     8. Termination. Notwithstanding the term set forth in Section 3 hereof, this Agreement may be earlier terminated as set forth below:
     (a) by the Company without Cause (as defined below) upon 30 days written notice to Employee;
     (b) by the Company, immediately upon written notice to Employee for the following events, each of which would constitute “Cause”: (i) Employee is convicted of a felony; (ii) Employee has materially breached this Agreement which failure has not been cured by Employee after fifteen (15) days written notice thereof to Employee by the Company; or (iii) Employee’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance;
     (c) by Employee in the event (i) of a material breach of this Agreement by the Company, or (ii) that Employee is required to report directly to anyone other than the Company’s Chief Executive Officer, President or the Board of Directors (or a committee thereof); provided, however, that in either case: (x) Employee has provided written notice to the Board of the existence of such breach within a period not to exceed ninety (90) days following its initial occurrence; (y) the Company has failed to cure such breach within a period of (30) days following the Board’s receipt of such notice from Employee; and (z) Employee terminates his employment with the Company within a period of time not to exceed thirty (30) days following the expiration of the Company’s cure period under subsection (y) above.
     (d) by Employee voluntarily upon at least 30 days written notice to the Company, specifying an effective date for such termination; and
     (e) upon the death or disability of Employee. For the purposes of this Agreement, Employee’s “disability” shall occur if Employee shall become incapacitated by accident or illness and, in the sole reasonable determination of the Board, shall be unable to perform the duties of the positions he then occupies with reasonable accommodation for a period of time of not less than 90 consecutive days, and the Company provides 30 days written notice to the Employee at any time after such period of disability.
     In the event of any termination occurring by virtue of paragraphs (a) through (e) above, Employee shall be entitled to compensation and benefits, if any, accrued through the effective date of termination. Furthermore, if Employee’s employment is terminated pursuant to paragraphs (a) or (c) above, he shall continue to receive the salary payments specified in Section 4 at his then current annualized salary and a $1,000 per month medical insurance reimbursement through June 30, 2012 (the “Severance Payments”).
     If the Company determines that it will not renew this Agreement or wishes to terminate this Agreement after June 30, 2012, the Company shall either provide Employee with notice of its intention four months prior to the termination date of this Agreement or shall continue to pay Employee’s then current annualized salary and monthly medical insurance reimbursement for four months following the termination of the Agreement.
     Except as provided in the following paragraph, the Company shall make all Severance Payments due pursuant to this Section 8, and all payments made pursuant to the preceding paragraph, at the times and in the manner that Employee’s salary would have been paid but for the termination of Employee’s employment and shall otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).
     If, as of the date Employee’s employment is terminated: (a) the Company’s common stock is publicly traded (as determined under Section 409A), (b) Employee is a “specified employee” (as determined under Section 409A), and (c) any portion of the Severance Payments due pursuant to this Section 8, or any amounts payable under the second preceding paragraph of this Section 8, would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Employee’s employment termination (or, if earlier, the date of his or her death), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced following the date of Employee’s employment termination as provided in this Section 8. If Employee continues to perform any services for the Company (as an employee or otherwise) after the date of Employee’s employment termination, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Section 409A.

     9. Confidential Information.
     (a) Employee will hold all Confidential Information (as defined below) in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission of the Company and its Board. Employee agrees to maintain control over any Confidential Information obtained, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose. Employee agrees to advise and inform any party to whom he has provided access to the Confidential Information of its confidential nature, and further agrees to ensure that such parties be bound by the terms and obligations of this Agreement that relate to confidentiality.
     (b) Upon the Company’s request, all records and any compositions, articles, devices and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Employee’s possession, whether prepared or made by Employee or others, will be delivered to the Company.
     (c) All documents and tangible items provided to Employee by the Company or created by Employee for use in connection with his employment by the Company are the sole and exclusive property of the Company and shall be promptly returned to the Company upon termination of employment with the Company, together with all copies, recordings, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.
     (d) For purposes of this Agreement and subject to the following paragraph, the term “Confidential Information” shall mean all information developed by Employee as a result of his work with, for, on behalf of or in conjunction with the Company and any information relating to the Company’s processes and products, including information relating to research, development, manufacturing, know-how, formulae, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company. All information disclosed to Employee or to which Employee obtains access, whether originated by Employee or by others, which is treated by the Company as “Confidential Information,” or which Employee has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information.”
     Notwithstanding the foregoing definition, the term “Confidential Information” will not apply to information which (i) Employee can establish by documentation was known to Employee prior to its receipt by Employee from the Company, (ii) is lawfully disclosed to Employee by a third party not deriving such information from the Company, or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Employee.
     (e) The Company shall in turn keep all personal nonpublic information about Employee that the Company may now have or hereafter acquire in strict confidence and shall not disclose any such personal nonpublic information except as required by law or ordered by a court of competent jurisdiction, or with the consent, express or implied, of Employee himself.
     10. Restrictive Covenants. Employee agrees that during the period Employee is employed by the Company (commencing on the Effective Date) and continuing for a period one year following the termination of this Agreement for any reason or no reason, Employee will not, without the prior express written consent of the Company, directly or indirectly, engage in any of the following actions:

     (a) render services, advice or assistance to any corporation, person, organization or other entity which engages in the provision of traffic and/or news information to radio and television stations anywhere outside of the United States, or engage in any such activities in any capacity whatsoever, including without limitation as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder of any provider of traffic and/or news information; provided, however, that Employee may be a shareholder of a corporation other than the Company, required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 where his total holdings are less than one percent of the issuing corporation’s issued and outstanding publicly traded securities; or
     (b) induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and the Company; or
     (c) induce, solicit or endeavor to entice or attempt to induce any employee of the Company to leave the employ of the Company, or to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person or entity, or to in any way interfere adversely with the relationship between any such employee and the Company.
     Notwithstanding anything contained in this Section to the contrary, Employee shall not be deemed to be engaging in a restricted activity as a result of his association with a business so long as the responsibilities and activities with respect to his association are not related in any respect to the conduct by such business in a restricted activity.
     11. Conflicts of Interest. Employee agrees that he will not, directly or indirectly, transact business with the Company for his own benefit, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by a majority of the disinterested directors serving on the Board after full disclosure.
     12. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.
     13. Arbitration.
     (a) The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least five years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

     (b) The arbitration will be held in that particular State and municipal location in which the Company’s headquarters, at the time of any such arbitration’s institution, is located. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 13 will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief, may be brought in a state or federal court in the state court.
     14. General Provisions. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without regard to its conflicts-of-law provisions. The venue for any action hereunder shall be in New York County, New York. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the matters contained in this Agreement other than those referenced in this paragraph. This Agreement supersedes all prior agreements relating to the matters contained herein. This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, that Employee may not assign this Agreement because the services to be rendered hereunder are unique and personal in nature. This Agreement may be amended only in writing, signed by both parties. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Any notice to be given under this Agreement by either Employee or the Company shall be in writing and shall be effective upon personal delivery or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement or in the Company’s payroll records, but each party may change its or his address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing. The parties hereby mutually represent and warrant that they are authorized to execute and deliver this Agreement, that this Agreement will be valid and enforceable against each party upon their execution and delivery of the same, and that there are no restrictive agreements binding them which may affect their ability to perform their respective obligations hereunder. If any party is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the parties shall bear their own expenses and attorneys’ fees. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures delivered by facsimile and other means of electronic communication shall be valid and binding to the same extent as original signatures.
     15. Compliance with Section 409A. To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Section 409A and does not cause any such reduction. However, the Company makes no guarantees to Employee regarding the tax treatment of benefits, payments or other amounts due to Employee under this Agreement, and, notwithstanding any agreement or understanding to the contrary, if any benefits, payments or other amounts due to Employee (or his or her beneficiaries or permits assigns, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Code Section 409A or otherwise to be imposed, then Employee (or his or her beneficiaries or permitted assigns, as applicable) shall be solely liable for the payment of, and the Company shall have no obligation or liability to pay or reimburse (either directly or otherwise) Employee (or his or her beneficiaries or permitted assigns, as applicable) for, any such additional taxes, fines or penalties.
     16. Survival. The rights and obligations set forth in Section 8 of this Agreement, and the provisions of Sections 9, 10, 12, 13, 14 and 15 of this Agreement, shall survive the termination of Employee’s employment with the Company.
Signature Page Follows

     In Witness Whereof, the parties have executed this Employment Agreement on March 11, 2009.

COMPANY: GLOBAL TRAFFIC NETWORK, INC. a Nevada corporation
By:	/s/ William L. Yde III
William L. Yde III, Chief Executive Officer

EMPLOYEE:
/s/ Gary L. Worobow
Gary L. Worobow
Signature Page — Employment Agreement